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EXHIBIT 2.1

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ASK JEEVES, INC.

ANSWER ACQUISITION CORP. NO. 2

AND

TEOMA TECHNOLOGIES, INC.,

and, solely with respect to Article X,

HAWK HOLDINGS, LLC, as Stockholders' Agent,

and

CHASE MANHATTAN BANK and TRUST N.A., as Escrow Agent

dated as of

September 10, 2001

i

ii

Section 11.4	Notices	47
Section 11.5	Severability	48
Section 11.6	Assignment; Binding Effect; Benefit	48
Section 11.7	Governing Law	48
Section 11.8	Waiver of Jury Trial	48
Section 11.9	Headings; Interpretation	48
Section 11.10	Counterparts	48
Section 11.11	Entire Agreement	48
ANNEXES AND SCHEDULES
Annex A	Form of Certificate of Merger
Annex B	Calculation of Exchange Ratios and Cash Consideration
Annex C	Form of Registration Rights Agreement
Annex D	Form of Voting and Stockholder Representation Agreement and Release
Annex D1	Form of Rutgers Voting and Stockholder Representation Agreement and Release
Annex E	Confidential Information and Invention Assignment Agreement
Annex F	Form of Non-Competition Agreement
Annex F1	Form of Non-Competition Agreement
Schedule I	List of Employees
Schedule II	List of Persons to Execute Non Competition Agreements
Schedule III	Funds Transfer Telephone Call Back Numbers

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended, supplemented or otherwise modified from time to time, the "Agreement") is made and entered into as of September 10, 2001 by and among Ask Jeeves, Inc., a Delaware corporation ("Parent"), Answer Acquisition Corp. No. 2, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Teoma Technologies, Inc., a Delaware corporation (the "Company"), and, solely with respect to Article X, Hawk Holdings, LLC ("Hawk Holdings") as Stockholders' Agent, and Chase Manhattan Bank and Trust, N.A. ("Chase"), as Escrow Agent:

Recitals

    WHEREAS, the boards of directors of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders and in furtherance of the long-term business strategies of Parent and the Company for Parent to acquire the Company by means of the merger of the Company with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger (the "Merger"), and have approved and adopted this Agreement;

    WHEREAS, the board of directors of the Company has determined that the merger is advisable and that the terms of the merger are fair to and in the best interests of the Company's stockholders;

    WHEREAS, the outstanding shares of Company preferred stock shall have been converted into shares of Company common stock prior to the Merger;

    WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company will receive a combination of cash and Parent stock in the Merger; and

    WHEREAS, for United States federal income tax purposes, Parent, Merger Sub and the Company intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code.

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS

    Section 1.1  Definitions and Construction.

      (a) Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below.

    "Affiliate" means, with respect to any specified Person, any other Person that controls, is controlled by or is under common control with the specified Person.

    "Agreement" has the meaning ascribed to it in the forepart of this Agreement and Plan of Merger and Reorganization.

    "Applicable Percentage" means the percentage derived from a fraction, the numerator of which shall be the sum of the number of Merger Shares issued to a holder pursuant to Section 3.1(b) plus the number of Merger Shares issuable to such holder upon the exercise in full (by means of a cash exercise and not by means of a cashless or net exercise) of all Company Options of such holder which are assumed by Parent pursuant to Section 3.1(f), and the denominator of which shall be the total number of Merger Shares.

    "Baxter" has the meaning ascribed to it in Section 3.1(b).

    "Blue Sky Laws" means state securities or "blue sky" laws.

    "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the State of California.

    "Certificate of Merger" has the meaning ascribed to it in Section 2.3.

    "CERCLA" has the meaning ascribed to it in Section 4.12.

    "Change of Control" means a tender offer for or sale of Parent Stock, or a merger, reorganization or consolidation involving Parent, in which the stockholders of Parent immediately prior to such tender offer, sale of stock, merger, reorganization or consolidation will own less than fifty percent (50%) of the capital stock of the surviving or acquiring corporation issued and outstanding immediately following the completion of such tender offer, sale of stock, merger, reorganization or consolidation, or the sale of all or substantially all of the assets of Parent followed by the dissolution and winding up of Parent.

    "Closing" has the meaning ascribed to it in Section 2.2.

    "Closing Date" has the meaning ascribed to it in Section 2.2.

    "COBRA" has the meaning ascribed to it in Section 4.9(f).

    "Code" has the meaning ascribed to it in the Recitals.

    "Common Exchange Ratio" has the meaning ascribed to it in Annex B.

    "Company" has the meaning ascribed to it in the forepart of the Agreement.

    "Company Balance Sheet Date" has the meaning ascribed to it in Section 4.8.

    "Company Benefit Plans" has the meaning ascribed to it Section 4.9(a).

    "Company Certificates" has the meaning ascribed to it in Section 3.2(c).

    "Company Common Stock" means the common stock, par value $.001 per share, of the Company.

    "Company Disclosure Schedule" has the meaning ascribed to it in the forepart of Article IV.

    "Company Financial Statements" has the meaning ascribed to it in Section 4.7(a).

    "Company Intellectual Property" means all United States, foreign and international patents (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures); trademarks, service marks and trade names (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress and Internet domain names; copyrights (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); sui generis database rights; ideas, inventions, technology, know-how, show-how, trade secrets, systems, processes, works of authorship, databases, mask works, content, graphics, statistical models, algorithms, modules, computer programs, computer software, source and object code of such software, technical documentation, business methods, work product, intellectual and industrial property licenses, and all other tangible or intangible information or materials that are currently used, or currently proposed or planned to be used, in the business of the Company.

    "Company Intellectual Property Development Personnel" has the meaning ascribed to it in Section 4.14(h).

    "Company Material Adverse Effect" means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of the Company.

    "Company Options" has the meaning ascribed to it in Section 3.1(a).

    "Company Permits" has the meaning ascribed to it in Section 4.6.

    "Company Software Programs" has the meaning ascribed to it in Section 4.14(i).

    "Competing Transaction" means any of the following involving the Company (other than the Merger): (i) any merger, consolidation, share exchange, reorganization or other similar business combination transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding voting securities of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) the acquisition by any Person of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act) that beneficially owns or has the right to acquire beneficial ownership of, twenty percent (20%) or more of the outstanding voting securities of the Company; (v) any solicitation in opposition to the adoption of this Agreement by the stockholders of the Company; or (vi) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "Confidentiality Agreement" has the meaning ascribed to it in Section 6.3(d).

    "Copyrights" has the meaning ascribed to it in Section 4.14(a).

    "Damages" has the meaning ascribed to it in Section 10.2(a).

    "DGCL" has the meaning ascribed to it in the Recitals.

    "Dissenting Shares" has the meaning ascribed to it in Section 3.1(b).

    "$" means United States Dollars.

    "Effective Time" has the meaning ascribed to it in Section 2.3.

    "Environmental and Safety Law" means any Law that is intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Escrow Agent" has the meaning ascribed to it in Section 10.1.

    "Escrow Cash" has the meaning ascribed to it in Section 3.2(c).

    "Escrow Consideration" has the meaning ascribed to it in Section 3.2(d).

    "Escrow Fund" has the meaning ascribed to it in Section 10.1.

    "Escrow Period" has the meaning ascribed to it in Section 10.3.

    "Escrow Shares" has the meaning ascribed to it in Section 3.2(d).

    "Escrow Options" has the meaning ascribed to it in Section 3.2(d).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

    "Expenses" means, with respect to any party hereto, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) reasonably incurred by such party or on its behalf in connection with or related to the negotiation, authorization, preparation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, and all other matters and proceedings related to this Agreement, the transactions contemplated hereby and the closing of the Merger.

    "Facilities" means all buildings and improvements on the Property of the Company.

    "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by Parent with the SEC.

    "GAAP" has the meaning ascribed to it in Section 4.7(a).

    "GH Holdings" has the meaning ascribed to it in Section 4.22.

    "Governmental Entity" means any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

    "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    "Hazardous Material" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental and Safety Law, excluding, however, such materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental and Safety Laws.

    "Information Statement" has the meaning ascribed to it in Section 7.6.

    "IRS" means the United States Internal Revenue Service.

    "Law" means any national federal, state, local or other statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law, as in effect from time to time.

    "Legal Expenses" means any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Person and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim of a third party or Governmental Entity, including expenses of investigation, court costs, fees and expenses of attorneys, accountants and experts, and court costs.

    "License Agreement" has the meaning ascribed to it in Section 4.14(o)

    "License-In Agreement" has the meaning ascribed to it in Section 4.14(b).

    "License-Out Agreement" has the meaning ascribed to it in Section 4.14(b).

    "Lock-Up" has the meaning ascribed to it in Section 3.7(a).

    "Material Contracts" has the meaning ascribed to it in 0.

    "Maximum Share Number" has the meaning ascribed to it in Section 3.1(a).

    "Merger" has the meaning ascribed to it in the Recitals.

    "Merger Shares" has the meaning ascribed to it in Section 3.1(a).

    "Merger Sub" has the meaning ascribed to it in the forepart of the Agreement.

    "New Shares" has the meaning ascribed to it in Section 10.4(b).

    "Option Exchange Ratio" has the meaning ascribed to it in Annex B.

    "Officer's Certificate" has the meaning ascribed to it in Section 10.5.

    "Parent" has the meaning ascribed to it in the forepart of the Agreement.

    "Parent Certificates" has the meaning ascribed to it in Section 3.2(b).

    "Parent Common Stock" means the common stock, par value $.001 per share, of Parent.

    "Parent Disclosure Schedule" has the meaning ascribed to it in the forepart of Article V.

    "Parent Material Adverse Effect" means any event, matter, change, condition, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole.

    "Parent SEC Reports" has the meaning ascribed to it in Section 5.5(a).

    "Parent Average Closing Price" has the meaning ascribed to it in Annex B.

    "Patents" has the meaning ascribed to it in Section 4.14(a).

    "Person" means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity, Governmental Entity or political subdivision, agency or instrumentality of a government.

    "PCBs" has the meaning ascribed to in Section 4.12

    "Real Property" means all real property leased or owned by the Company either currently or in the past.

    "Registration Statement" has the meaning ascribed to it in Section 3.7(a).

    "Representatives" has the meaning ascribed to it in Section 6.4.

    "Rule 144" has the meaning ascribed to it in Section 3.6.

    "Rutgers" has the meaning ascribed to it in Section 3.2(b).

    "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.

    "SEC" means the United States Securities and Exchange Commission.

    "Section 16" has the meaning ascribed to it in Section 7.4.

    "Stock Plan" has the meaning ascribed to it in Section 3.1(f).

    "Stockholder Party Agreement" has the meaning ascribed to it in Section 4.10(a)(xiii).

    "Stockholders' Agent" has the meaning ascribed to it in Section 10.8(a).

    "Subsidiary" means, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests or voting power.

    "Surviving Corporation" has the meaning ascribed to it in Section 2.1.

    "Tax" means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

    "Tax Authority" has the meaning ascribed to it in Section 4.15(b).

    "Tax Return" means any return, statement or form (including any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Third Party Claim" has the meaning ascribed to it in Section 10.9.

    "Total Cash Consideration" has the meaning ascribed to it in Section 3.1(a).

    "Total Merger Consideration" has the meaning ascribed to it in Section 3.1(a).

    "Total Stock Consideration" has the meaning ascribed to it in Section 3.1(a).

    "Trademarks" has the meaning ascribed to it in Section 4.14(a).

    (b)  Construction.  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to an Annex, Schedule or Exhibit, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. The term "party" or "parties" when used herein refer to Parent, on the one hand, and the Company, on the other. When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means, in the case of Parent, the actual knowledge of the directors and officers of Parent, and, in the case of the Company, the actual knowledge of the directors and officers of the Company, and, in addition to such directors and officers, in the case of Section 4.9, the Company employee responsible for human resources and employee benefit matters, and, in the case of Section 4.14, all Company technical employees/engineers.

ARTICLE II
THE MERGER

    Section 2.1  The Merger.  At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and the Merger Sub, as a wholly owned Subsidiary of Parent, shall continue as the surviving corporation of the Merger. (the "Surviving Corporation").

    Section 2.2  Closing.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned in accordance with Section 9.1, the consummation of the Merger shall take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "Closing") to be held at the offices of Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303, unless another date, time or place is agreed to by Parent and the Company in writing (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

    Section 2.3  Effective Time.  At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger in the form required by, and executed in accordance with, the DGCL and otherwise substantially in the form of Annex A (the "Certificate of Merger"), with the Secretary of State of the State of Delaware (the date and time of acceptance by the Secretary of State of the State of Delaware of the filing of the Certificate of Merger, or such later date or time agreed to by the parties and set forth therein, being referred to herein as the "Effective Time").

    Section 2.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 2.5  Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation.

      (a) The Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, in each case, until thereafter amended as permitted by Law and such Certificate of Incorporation or Bylaws.

      (b) The officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    Section 3.1  Merger Consideration.

      (a)  Conversion of Company Stock; Payment of Cash.  The consideration to be paid by Parent in connection with the Merger, the conversion and cancellation of Company capital stock and securities and the assumption of Company options and warrants pursuant to this Agreement shall consist of (i) two million five hundred thousand (2,500,000) shares of Parent Common Stock (the "Total Stock Consideration" or the "Merger Shares"), and (ii) cash in the amount of one million six hundred sixty-five thousand dollars ($1,665,000) (the "Total Cash Consideration"). The Total Stock Consideration and the Total Cash Consideration are collectively referred to as the "Total Merger Consideration". The maximum number of shares of Parent Common Stock to be issued (or reserved for issuance) in connection with the Merger to holders of Company Common Stock and to holders of options and warrants exercisable for or convertible into Company Common Stock ("Company Options") assumed by Parent shall be equal to two million five hundred thousand (2,500,000) and shall be reduced by the number of shares of Parent Common Stock otherwise issuable in respect of Dissenting Shares, as defined below (as so reduced, the "Maximum Share Number"). No adjustment shall be made in the Total Cash Consideration, the Total Stock Consideration or the Maximum Share Number as a result of any cash proceeds received by Company pursuant to the exercise of any Company Options.

      (b)  Exchange Ratio.  Each share of Company preferred stock and each convertible promissory note which is issued and outstanding immediately prior to the Effective Time shall automatically be deemed to have been converted immediately prior to the Effective Time into the number of shares and/or fraction of a share of Company Common Stock into which such share of Company preferred stock or convertible promissory note was then convertible by its terms, and shall be converted at the Effective Time into the right to receive the consideration provided herein for such number of shares and/or fraction of a share of Company Common Stock. At the Effective Time, on the terms and subject to the conditions of this Agreement (including the limitation set forth in Section 3.1(a)), by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Company Options, each share of Company Common Stock issued and outstanding (or deemed issued and outstanding pursuant to the first sentence of this Section 3.1(b)) immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(c) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons are entitled to exercise dissenters' rights in accordance with the DGCL ("Dissenting Shares")) shall be converted into the right to receive a fraction of a share of Parent Common Stock equal to the Common Exchange Ratio and a cash payment equal to the Cash Per Company Share, determined in each case in accordance with Annex B hereto and subject to the provisions of Section 3.2 and ARTICLE X. If any Company Option held by Rutgers-The State University of New Jersey ("Rutgers") and Baxter Investments, LLC ("Baxter") is exercised prior to the Effective Time, the exercise price due and payable to the Company upon such exercise shall be deducted from the cash consideration Rutgers and Baxter are otherwise entitled to receive under this Section 3.1(b). Each share of Company Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested or is subject to risk of forfeiture or repurchase by the Company shall upon such conversion and exchange have the same restrictions or vesting arrangements, and shall be subject to the same risk of forfeiture and repurchase arrangements, as were applicable to such shares prior to such conversion and exchange, except for such acceleration provisions as may be triggered by the consummation of the Merger contemplated by this Agreement and as set forth in Section 4.3(b) of the Company Disclosure Schedule.

      (c)  Cancellation of Company Common Stock Held by the Company.  Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issued, and no payment of other consideration shall be made, with respect thereto.

      (d)  Conversion of Merger Sub Capital Stock.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation common stock into which such shares of Merger Sub common stock shall have been converted.

      (e)  Dissenters' Rights.  Any Dissenting Shares shall not be converted into Parent Common Stock but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment of the fair value for shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such holder of Dissenting Shares of a Company Certificate (as defined below), the cash and the number of shares of Parent Common Stock to which such stockholder would otherwise be entitled, less any Escrow Shares and Escrow Cash. The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase Dissenting Shares pursuant to the DGCL or other applicable Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Law relating to dissenters rights or appraisal rights, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

      (f)  Options.  At the Effective Time, each Company Option that is then outstanding shall be assumed by Parent in accordance with the terms of the Company's 2000 Equity Incentive Plan (the "Stock Plan") and the stock option or warrant agreement by which such Company Option is evidenced, as applicable. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the product of (A) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Option Exchange Ratio, rounded down to the nearest whole number, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be equal to the quotient obtained by dividing (X) the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (Y) the Option Exchange Ratio, rounded up to the nearest whole cent, and (iv) except as set forth in Section 3.1(f) of the Company Disclosure Schedule, all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged and shall continue to have, and be subject to, the same terms and conditions as set forth in the Stock Plan and/or stock option or warrant agreement by which such Company Option is evidenced immediately prior to the Effective Time; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. Ten percent (10%) of the assumed Company Options shall be delivered to the Escrow Agent pursuant to Section 3.2(d) and shall be subject to cancellation to compensate Parent for Damages as provided in Article X. If any assumed Company Option is exercised after the expiration of the Escrow Period, and any Escrow Consideration has been paid to Parent to satisfy a claim by Parent pursuant to Article X, a portion of such Company Option shall be cancelled, and the number of shares of Parent Common Stock for which such Company Option is exerciseable shall be reduced, so that such Company Option shall be exerciseable for a number of shares equal to the product obtained by multiplying (x) the number of shares such Company Option was exercisable for immediately prior to the Effective Time by (y) the quotient obtained by dividing (A) the sum of (I) Total Stock Consideration plus (II) the quotient obtained by dividing the Total Cash Consideration by the Parent Average Closing Price, minus (III) the total number of Escrow Shares and Escrow Options paid or returned to Parent to satisfy a claim by Parent pursuant to Article X, minus (IV) the quotient obtained by dividing the Escrow Cash paid by the Parent Average Closing Price by (B) the Company Fully Diluted Shares. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option and (iii) the number of shares of Parent Common Stock subject to such assumed Company Option held in escrow. It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that such Company Options qualified as incentive stock options immediately prior to the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 3.1(f).

    Section 3.2  Exchange of Shares.

      (a)  Exchange Agent.  Parent shall act as exchange agent for the Merger.

      (b)  Parent to Provide Common Stock.  Subject to Section 3.1(a), as soon as practicable after the Closing, but in no event later than one (1) business day after the Closing Date, Parent shall cause to be delivered to the Company stockholders (i) cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 3.4 and (ii) the Total Cash Consideration, less the Escrow Cash. Subject to Section 3.1(a), as soon as practicable after the Closing Date, Parent shall cause to be delivered to the Company stockholders certificates of Parent Common Stock ("Parent Certificates") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.1(b) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time, less the Escrow Shares.

      (c)  Exchange Procedures.  Upon surrender to the Parent of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common

  Stock (a "Company Certificate") for cancellation, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and the amount of cash payable to such holder, less the number of shares of Parent Common Stock and cash to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VIII, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the right to receive that number of whole shares of Parent Common Stock issuable in exchange for such shares of Company Common Stock and that portion of the Total Cash Consideration payable in respect of such shares of Company Common Stock.

      (d)  Escrow.  As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article X, Parent shall cause to be distributed to the Escrow Agent (i) ten percent (10%) of the Total Cash Consideration (the "Escrow Cash"); (ii) a certificate or certificates representing ten percent (10%) of the shares of Parent Common Stock issued to Company stockholders pursuant to Section 3.1(b) (the "Escrow Shares") and (iii) a certificate or certificates representing ten percent (10%) of the options and warrants assumed by Parent pursuant to Section 3.1(f), (the "Escrow Options") (the Escrow Shares, Escrow Options and Escrow Cash are referred to herein collectively as the "Escrow Consideration"). The Escrow Consideration distributed to the Escrow Agent shall be held in escrow and shall be available to compensate Parent for Damages as provided in Article X. To the extent not used to compensate Parent for Damages, the Escrow Consideration shall be released to the holders, as provided in Article X. The Escrow Consideration contributed on behalf of each stockholder or holder of assumed Company Options shall be in proportion to (i) the aggregate amount of cash which such holder would otherwise be entitled to under Section 3.1(b) and (ii) the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to under Section 3.1(b) or Section 3.1(f). The Escrow Shares and Escrow Options distributed to the Escrow Agent shall, to the extent practicable, be fully vested and not subject to any repurchase rights by Company or Parent or other risk of forfeiture. Holders of interests in the Escrow Shares shall be entitled to vote such Escrow Shares and shall receive dividends and distributions with respect to such Escrow Shares.

      (e)  Distribution with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.2(e)) with respect to such shares of Parent Common Stock.

      (f)  Transfer of Ownership.  If any Parent Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

      (g)  Lost, Stolen or Destroyed Certificates.  In the event any Company Certificates shall have been lost, stolen or destroyed, Parent in its capacity as exchange agent, shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 3.1(b); provided, however,that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or Parent in its capacity as exchange agent, with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

      (h)  No Liability.  Notwithstanding anything to the contrary in this Section 3.2, none of Parent in its capacity as exchange agent, the Surviving Corporation or any party hereto shall be liable to any Person in respect of any shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 3.3  Stock Transfer Books.  At the Effective Time, the stock transfer book of the Company shall be closed, and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company at the Effective Time, a certificate or certificates representing the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section 3.2(c), accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer Tax.

    Section 3.4  No Fractional Shares.  No scrip or fractional share of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates. In lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Parent Average Closing Price.

    Section 3.5  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the Common Exchange Ratio and the Option Exchange Ratio shall be adjusted accordingly to provide to Parent and the Company's stockholders and option holders the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

    Section 3.6  Exemption from Registration.  The shares of Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be reoffered or resold other than in conformity with the registration requirements of the Securities Act and such other Laws or pursuant to an exemption therefrom. The parties hereto acknowledge and agree that the securities to be issued by Parent pursuant to this Agreement shall constitute "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"), and the securities issued by Parent shall remain "restricted securities" unless and until the registration statement described in the Section 3.7 is declared effective by the SEC. The Parent

Certificates shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities Laws, Blue Sky Laws and other applicable restrictions.

    Section 3.7  Registration Rights.

      (a)  Registration Rights.  Parent shall prepare, file and use its commercially reasonable efforts to cause the SEC to declare effective a registration statement on Form S-3 (or any successor form), or if Parent is then ineligible to use such form, on Form S-1 or such other form as may be appropriate in Parent's reasonable judgment, covering the resale of the Merger Shares (the "Registration Statement") as soon as practicable following the Effective Time, but in any case on or before the thirtieth (30th) day after and immediately following the Effective Time. Parent shall, except with respect to private resales pursuant to valid exemptions from registration, use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the first anniversary of the effective date of the Registration Statement. The Merger Shares issued pursuant to Section 3.1(b) or upon exercise of Company Options assumed pursuant to Section 3.1(f) shall be subject to a lock-up agreement under which the holders of the Merger Shares shall agree not to sell transfer, pledge or otherwise encumber, or write any call option, buy any put option or engage in any short-sale, hedging or "put-equivalent" transaction with respect to, all or any portion of the Merger Shares (the "Lock-Up") except as permitted by this Section 3.7. The Lock-Up shall expire with respect to portions of the Merger Shares issued pursuant to Section 3.1(b) or upon exercise of Company Options assumed pursuant to Section 3.1(f) as follows:

  (i)
  on the ninetieth (90th) day after the Effective Time, twenty five percent (25%) of the Merger Shares issued pursuant to Section 3.1(b) and twenty five percent (25%) of the Merger Shares issuable upon exercise of Company Options assumed by Parent pursuant to Section 3.1(f) shall be released from the Lock-Up;

  (ii)
  on the one hundred eightieth (180th) day after the Effective Time, an additional twenty five percent (25%) of the Merger Shares issued pursuant to Section 3.1(b) and an additional twenty five percent (25%) of the Merger Shares issuable upon exercise of Company Options assumed by Parent pursuant to Section 3.1(f) shall be released from the Lock-Up;

  (iii)
  on the two hundred seventieth (270th) day after the Effective Time, an additional twenty five percent (25%) of the Merger Shares issued pursuant to Section 3.1(b) and twenty five percent (25%) of the Merger Shares issuable upon exercise of Company Options assumed by Parent pursuant to Section 3.1(f) shall be released from the Lock-Up; and

  (iv)
  on the three hundred sixtieth (360th) day after the Effective Time, the remaining Merger Shares issued pursuant to Section 3.1(b) or issuable upon exercise of Company Options assumed by Parent pursuant to Section 3.1(f) (including Merger Shares then remaining in the Escrow Fund) shall be released from the Lock-Up, subject, in the case of Escrow Shares, to the provisions of Section 10.3.

    For each tranche of Merger Shares released from the Lock-Up under the immediately preceding clauses (i) through (iii), the released shares shall be allocated among the Persons who immediately prior to the Effective Time were holders of Company Common Stock in proportion to the number of Merger Shares issued pursuant to Section 3.1(b) that are held by each such Person on the applicable release date and among the persons who immediately prior to the Effective Time were holders of Company Options in proportion to the number of Merger Shares issuable pursuant to the assumed Company Options held by each such person on the applicable release date as reflected in the books and records of Parent. No provision of this Agreement shall be construed in any way to relieve the holders of Merger Shares from compliance with Parent's insider trading compliance program as in effect.

      (b)  Registration Rights Agreement.  The foregoing share registrations shall be effected on the terms and subject to the conditions of the Registration Rights Agreement in substantially the form attached hereto as Annex C.

      (c)  Lock-Up Exception.  Notwithstanding the foregoing Lock-Up, Persons who prior to the Effective Time were holders of Company Common Stock may sell additional Merger Shares in open market transactions; provided, that the aggregate number of Merger Shares sold pursuant to this Section 3.7(c) on any given trading day by all holders of Merger Shares issued pursuant to Section 3.1(b) shall not exceed the greater of (i) twenty-five thousand (25,000) Merger Shares per trading day or (ii) ten percent (10%) of such trading day's trading volume as reported by the exchange or market upon which the Merger Shares are then traded (the "Maximum Daily Amount"), and provided further, that the number of Merger Shares sold pursuant to this Section 3.7(c) by any individual holder of Merger Shares shall not exceed the product of such individual's Applicable Percentage and the Maximum Daily Amount.

      (d)  Lock-Up Release Upon Change of Control.  In the event of a Change of Control of Parent, all Merger Shares which are not Escrow Shares or shares issuable upon exercise of Escrow Options shall be released from Lock-Up immediately prior to the consummation of such Change of Control.

    Section 3.8  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent that, subject to the exceptions specifically disclosed in writing in the disclosure schedule delivered by the Company to Parent prior to (or contemporaneously with) the signing of this Agreement (the "Company Disclosure Schedule"), the statements set forth in this Article IV are true and correct. The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Company Disclosure Schedule shall apply only to the correspondingly numbered section and lettered subsection of this Agreement.

    Section 4.1  Organization and Qualification; Subsidiaries.

      (a) The Company has been duly organized and is validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and presently proposed to be conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary under applicable Law.

      (b) The Company does not own, directly or indirectly, an equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership or joint venture arrangement or other business entity. The Company has no Subsidiaries and not agreed and is not obligated to make any future investment in or capital contribution to any entity.

    Section 4.2  Certificates of Incorporation and Bylaws; Records.  The Company has delivered to Parent true, complete and correct copies of the Company's Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The Company has delivered to Parent accurate and complete copies of the stock records of the Company and the minutes and other records of the meetings and proceedings (including actions by written consent or otherwise without a meeting) of the stockholders of the Company, the Board of Directors of the Company and all committees thereof. There has not been any violation of the Company's Certificate of Incorporation or Bylaws and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's stockholders, Board of Directors or any committee thereof. The books of account, stock records, minute books and other records of the Company are accurate and complete in all material respects and are current through the date of this Agreement.

    Section 4.3  Capitalization.

      (a) The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, 43,600,000 shares of Company Common Stock and 3,735,828 shares of preferred stock convertible into 81,441,010 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. 19,482,785 shares of Company Common Stock are issuable upon conversion of convertible debt. There are no preemptive rights applicable to any shares of capital stock of the Company. As of the date hereof, there are outstanding options and warrants to purchase 44,432,505 shares of Company Common Stock.

      (b) Except for the Company Common Stock and Company Preferred Stock, there are no shares of capital stock or other equity securities of the Company outstanding. There is no outstanding subscription, option, warrant, put, call, right, exchangeable or convertible security or other commitment, arrangement or agreement of any character relating to any issued or unissued capital stock or other security of the Company, or otherwise obligating the Company to issue, deliver, transfer or sell any such stock or security or that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any such stock or security. There are no acceleration rights pertaining to any shares of Company capital stock or any options to purchase any such shares of capital stock.

      (c) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company capital stock. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

      (d) The Company has not repurchased, redeemed or otherwise reacquired any of its capital stock or securities.

    Section 4.4  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and stockholder action, and no other corporate or stockholder proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    Section 4.5  No Conflicts; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of (or any march-in right with respect to), or result in the creation of a lien or other encumbrance on any Company Intellectual Property or any other material property or asset of the Company pursuant to, or result in the loss of any benefit under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any of its assets or properties is bound.

      (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, with the Secretary of State of the State of Delaware as provided for in Section 2.3; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the benefits expected by Parent from the Merger and would not prevent, alter or delay the consummation of any of the transactions contemplated by this Agreement.

    Section 4.6  Permits; Compliance with Laws.  The Company is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to offer or perform its services or otherwise to carry on its business as it is now being conducted (collectively the "Company Permits"). As of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of the Company, threatened. All of the Company Permits are listed in Section 4.6 of the Company Disclosure Schedule. The Merger will not result in the suspension or cancellation of any Company Permit. The Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company by which any property or asset of the Company is bound or affected or (ii) any Company Permits except for any conflict, default or violation that could not reasonably be expected to have a Company Material Adverse Effect. Since its inception, the Company has not received from any Governmental Entity any written notification with respect to any possible conflict, default or violation of Law.

    Section 4.7  Financial Statements.

      (a) The Company has delivered to Parent its unaudited financial statements for the year ended December 31, 2000 and its unaudited financial statements (balance sheet and statement of operations) as at, and for the approximately 8-month period ended September 5, 2001 (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Company Financial Statements were prepared from and in accordance with the books and records maintained by the Company and fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which will not be material in nature or in amount. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

      (b) Except as and to the extent set forth or reserved against on the balance sheet of the Company as reported in the Company Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 5, 2001.

    Section 4.8  Absence of Certain Changes or Events.  Since September 5, 2001 (the "Company Balance Sheet Date"), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset or material amount of assets of the Company; (iii) any change in accounting methods or practices (including any change in depreciation, amortization or revenue recognition policies or rates) by the Company or any revaluation by the Company of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock, except repurchases of its capital stock pursuant to agreements with the Company's employees and consultants in effect prior to the commencement of discussions between the Company and Parent relating to the transactions contemplated by this Agreement; (v) any material contract entered into by the Company, or any material amendment or termination of, or default under, any material contract to which the Company is a party or by which it is bound; (vi) any amendment or change to the Certificate of Incorporation or Bylaws of the Company; (vii) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, employees or consultants, or (viii) any commitment, agreement or Board of Directors or stockholder resolution by the Company to take any of the actions described in the preceding clauses (ii) through (vii) (other than with Parent and its representatives regarding the transactions contemplated by this Agreement).

    Section 4.9  Employee Benefit Plans.

      (a) Section 4.9 of the Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan", as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not, maintained, sponsored or contributed to or required to be contributed to by the Company (the "Company Benefit Plans"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Company Benefit Plan and any pending request for such a determination letter. To the knowledge of the Company, no Person or entity has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

      (c) The Company hereby represents that: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the knowledge of the Company, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) to the knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company and (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation has been brought or, to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

      (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or section 412 of the Code and the Company and any Affiliate has never sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA.

      (e) The Company has delivered to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company, (ii) all severance plans, agreements, programs and policies of the Company with or relating to its employees, directors or consultants, (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its employees, directors or consultants which contain "change of control" provisions, and (iv) a list setting forth the names and annual salaries of all current employees of the Company. No payment or benefit which may be required to be made by the Company or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Section 280(G)(1) of the Code, and the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other possible event (including termination of employment), (A) entitle any current or former employee or other service provider of the Company to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), or (B) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider. Set forth in Section 4.9(f) of the Company Disclosure Schedule is a list of all Persons who the Company reasonably believes (i) are, with respect to the Company and as of the date of this Agreement, "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), and (ii) will be receiving payments or benefits (including acceleration of options) in connection with the Merger including any payments or benefits as a result of termination of service following the Merger.

      (f)  Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits. The Company is in compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

    Section 4.10  Contracts

      (a) Except for the contracts and agreements described in Section 4.10 of the Company Disclosure Schedule (collectively, the "Material Contracts"), the Company is not a party to or bound by any material contract or agreement, including:

        (i) any sales, advertising or agency contract in excess of ten thousand dollars ($10,000) over the life of the contract;

        (ii) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than ten thousand dollars ($10,000) over the life of the contract;

        (iii) any contract that expires, or is subject to renewal at the option of a Person other than the Company, within one year after the date of this Agreement;

        (iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction;

        (v) any contract for capital expenditures in excess of ten thousand dollars ($10,000) in the aggregate;

        (vi) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity, or any confidentiality, secrecy or non-disclosure contract;

        (vii) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of ten thousand dollars ($10,000) remain outstanding;

        (viii) any contract with any present or former director, officer or Affiliate of the Company, or any member of the immediate family of each of any such Person or any trust or other entity (other than the Company) in which any such Person holds, beneficially or otherwise, a material voting, proprietary or equity interest);

        (ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

        (x) any distribution contract;

        (xi) any agreement with any Governmental Entity (whether domestic or foreign, and state or federal);

        (xii) any employment or severance contract, arrangement or policy (including any collective bargaining contract or union agreement); or

        (xiii) any stockholders agreement, voting agreement, registration rights agreement, first refusal agreement, co-sale agreement, or other agreement to which the Company or any stockholder is a party (each, a "Stockholder Party Agreement").

      (b) The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under each of the Material Contracts, and the Company is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the knowledge of the Company, with respect to the other contracting party which, with the giving of notice or the lapse of the time (or both) or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Parent.

    Section 4.11  Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration pending before any Governmental Entity or, to the knowledge of the Company, threatened (or to the knowledge of the Company, no governmental or regulatory investigation pending or threatened) against the Company or any of its properties or any of its officers or directors (in their capacities as such). The Company is not aware of any fact or circumstance which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company in respect of such suits, claims, actions, proceedings, arbitrations and investigations. There is no judgment, decree or order against the Company or, to the knowledge of the Company, any of its directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that, if determined adversely to the Company or any of its directors or officers could have a Company Material Adverse Effect. Section 4.11 of the Company Disclosure Schedule lists all litigation that the Company has pending against other parties.

    Section 4.12  Environmental Matters.  Except in all cases as, in the aggregate, could not have a Company Material Adverse Effect, (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws; (iii) the Company has received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (v) the Company has not been, or to the Company's Knowledge is, a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or state analog statute; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Real Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under the Real Property including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls ("PCBs") deposited, stored, disposed of or located on the Real Property or Facilities or any equipment on the Property containing PCBs at levels in excess of fifty (50) parts per million; (ix) there is no formaldehyde on the Real Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; and (x) the Facilities and the Company's uses and activities therein have at all times complied with all Environmental and Safety Laws.

    Section 4.13  Real Property.  The Company does not own any real property or any interest in real property other than leasehold interests in real property. Section 4.13 of the Company Disclosure Schedule sets forth a complete list of all Real Property leased by the Company. The Company has good and valid title to the leasehold interests in all leased Real Property, in each case free and clear of all encumbrances, except (i) easements, covenants, rights-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, (ii) minor liens that have arisen in the ordinary course of business and have been or will be paid and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (iii) encumbrances on the landlord's interest in such leased Real Property, including any deeds of trust, mortgages or other monetary liens.

    Section 4.14  Intellectual Property.

      (a) Section 4.14(a) of the Company Disclosure Schedule contains a true, accurate and complete list of (i) United States, foreign or international patents (including any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (ii) patent applications; (iii) invention disclosures (collectively, "Patents"); (iv) trademarks and service marks (whether registered or unregistered); (v) trademark and service mark applications and trade names; (vi) Internet domain names and Internet domain name registrations and applications therefor (collectively, "Trademarks"); (vii) registered copyrights ("Copyrights") owned by Company; and (viii) any other filings or registrations made, or other formal actions taken, pursuant to federal, state, local, foreign or international laws by the Company to protect their respective interests in the Company Intellectual Property. Section 4.14(a) of the Company Disclosure Schedule includes details of any filings or payments which must be made, or other actions which must be taken, in respect of the Company Intellectual Property within twelve (12) months after the date hereof in order to protect the Company Intellectual Property or preserve existing rights in the same.

      (b) Each component of the Company Intellectual Property (including the items set forth in Section 4.14(a) of the Company Disclosure Schedule): (i) is owned solely and exclusively by the Company, free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances, or (ii) rightfully licensed by a third party to the Company pursuant to a valid and enforceable license agreement (a "License-In Agreement"). A true, accurate and complete list of all License-In Agreements is set forth in Section 4.14(b)(ii) of the Company Disclosure Schedule. Without limiting the foregoing, the Company has all rights in the Company Intellectual Property necessary to carry out the activities currently conducted, or currently proposed or planned to be conducted, by the Company. No component of the Company Intellectual Property (including the items set forth in Section 4.14(a) of the Company Disclosure Schedule) was developed jointly with or with funding from any other Person so as to give such Person any right therein or any march-in right with respect thereto or any claim to any such right.

      (c) The Company is not in breach, violation or default of any License-In Agreement or other license, sublicense, instrument or agreement relating to the Company Intellectual Property to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, result in such a default nor cause the diminution, termination or forfeiture of any the Company Intellectual Property.

      (d) The (i) manufacture, use, sale, reproduction, modification, adaptation, creation of derivative works, translation, distribution, transmission, display, performance, or other exercise of rights under, nor the licensure of, any of the Company Intellectual Property, (ii) manufacture, use, sale, distribution of any, present or proposed or planned product or service, and (iii) conduct of the Company's businesses in the manner currently conducted or currently proposed or planned to be conducted, does not breach or otherwise violate any License-In Agreement or other license or other agreement to which the Company is a party, or conflict with or infringe on any intellectual property or other right of any Person anywhere in the world. The Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, and to the Company's knowledge there is no colorable basis for any such claim. The manufacturing, marketing, licensing, sale and distribution of Company's' past or current products have not and will not infringe any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary right of any third party. No Person has infringed, misappropriated, or misused any of the Company Intellectual Property and the Company has not asserted any claim of infringement, misappropriation, or misuse against any Person within the past three (3) years.

      (e) Section 4.14(e) of the Company Disclosure Schedule contains a true, accurate and complete list of each agreement under which the Company grants rights or licenses under any of the Company Intellectual Property (each a "License-Out Agreement").

      (f)  Except as set forth in any License-In Agreement or any License-Out Agreement, the Company has not entered into or is otherwise bound by any consent, forbearance to sue, settlement agreement or other agreement which limits the Company's rights to use, reproduce, display, perform, modify, adapt, distribute, license, sell or otherwise exploit any of the Company Intellectual Property.

      (g) All of the Company's Patents, Trademarks, Copyrights and other registrations and applications included in the Company Intellectual Property are (i) standing in the name of the Company, which ownership has been properly recorded where and as required to secure or ensure full rights to the same, (ii) valid, subsisting and in good standing without any fees or filings due with respect thereto, and (iii) not subject to any pending or actual or threatened interference, opposition, cancellation or other proceeding before any court or registration authority. To the knowledge of the Company, no fact or circumstance exists which could render any of the Company Intellectual Property invalid or unenforceable.

      (h) The Company has taken all reasonably necessary steps to maintain and protect the confidential or non public information included in the Company Intellectual Property. In particular, and without limiting the foregoing, all employees, agents, consultants, contractors and other Persons who have contributed to or participated in the creation, conception or development of the Company Intellectual Property (the "Company Intellectual Property Development Personnel") have executed agreements obligating them to maintain the Company Intellectual Property in confidence. All use, disclosure or appropriation of confidential information owned by the Company by a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful. Each of the Company Intellectual Property Development Personnel have executed an agreement, substantially similar to the form attached to Section 4.14(h) of the Company Disclosure Schedule, assigning to the Company any rights or claims they may have to any Company Intellectual Property.

      (i)  Section 4.14(i) of the Company Disclosure Schedule contains a true and complete list of all computer programs, software programs and applications (including both source and object code) and databases currently proposed or planned to be used in conducting the business of the Company (the "Company Software Programs"). Except with respect the Company Software Programs that are licensed to the Company, which are described separately in Section 4.14(i)(1) of the Company Disclosure Schedule, the Company is the sole and exclusive owner or licensee of the Company Software Programs, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Without limiting the foregoing, the Company has all rights in the Company Software Programs necessary to carry out the activities currently conducted, or currently proposed or planned to be conducted, by the Company. Except as set forth separately in Section 4.14(i)(2) of the Company Disclosure Schedule, no other software or hardware is required in order to fully license, modify, and operate the Company Software Programs.

      (j)  All source code and system documentation relating to the Company Software Programs have been maintained in strict confidence and (i) have been disclosed by the Company only to those of their respective employees who have a "need to know" the contents thereof in connection with the performance of their duties to the Company and who have executed a nondisclosure agreement with the Company substantially similar to the form provided in Section 4.14(j)(i) of the Company Disclosure Schedule, and (ii) have been disclosed only to those third parties who have executed a nondisclosure agreement with the Company substantially similar to the form provided in Section 4.14(j)(ii) of the Company Disclosure Schedule.

      (k) The Company Software Programs are designed to be "Date Compliant", meaning that each Company Software Program is designed to: (i) correctly process functions that are programmed to commence and/or end on a particular date, including month-end, year-end, and leap year dates and any combination thereof, irrespective of a change in the century identifier; and (ii) respond to two-digit date input in a way that resolves the ambiguity as to the century in a disclosed, defined and predetermined manner; and to store and provide the output of date information in a way that is unambiguous as to the century.

      (l)  The Company does not owe and will not owe any royalties or fees or other payments to third parties in respect of any Company Intellectual Property or any use thereof. All royalties, fees or other payments that have accrued prior to the Effective Time will have been timely paid by the Company prior to the Effective Time.

      (m) The Company Software Programs do not contain any, program, routine, device, or other undisclosed feature that is designed to permit unauthorized access or to delete, disable, deactivate, interfere with or otherwise harm the Company Software Programs or any system in which the Company Software Programs may operate, including a bomb, virus, software lock, drop-dead device, malicious logic, worm, trojan horse, robot, clock, timer, back door or trap door. No internally developed product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Company to any Person, and to the knowledge of the Company, no third party product, system, program or software module sold, licensed or otherwise made available by the Company to any Person, contains any "back door," "time bomb," "trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user. There is no coded user limit.

      (n) There are no actions that must be taken by Company within one hundred twenty (120) days of the date of this Agreement that, if not taken, will result in the loss of any Company Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

      (o) Rutgers has, in the past, and continues to meet its obligations to the United States Government as identified in Section 2.5 of the License Agreement dated February 18, 2000, by and between, the Company and Rutgers (the "License Agreement").

      (p) The Company or Rutgers (or any other party related to the Company or Rutgers) have not made (i) any public disclosures or publications of the Program (as defined in the License Agreement); or (ii) the Program publicly available for use; in a manner that could result in the loss of any intellectual property rights in the Program or Patents (as each is defined in the License Agreement).

      (q) Rutgers owns all right, title and interest in and to the Patents and the Program (as each is defined in the License Agreement).

      (r) No part of the development of the Program (as defined in the License Agreement) was funded by a specific grant from any governmental agency that was targeted towards the development of the Program (as defined in the License Agreement).

    Section 4.15  Taxes.

      (a) The Company, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company is or has been a member, have (i) properly completed and timely filed all Tax Returns required to be filed by them and all such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate accruals in accordance with GAAP in the Company Financial Statements for the payment of all Taxes that are due and payable for all periods ending on or before the date hereof. The Company has no material liability for any unpaid Tax accruing after the date of the Company Financial Statements.

      (b) There is (i) no material claim for any Tax that is a lien against the property or assets of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (ii) no audit, administrative proceeding or court proceeding with respect to any Tax or Tax

  Return of the Company that is being conducted or is pending and no Governmental Entity responsible for the imposition of any Tax (a "Tax Authority") has asserted against the Company any deficiency or claim for any Tax; (iii) no extension of the statute of limitations on the assessment of any Tax granted by the Company and currently in effect, and (iv) no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 162(m), 280G or 404 of the Code.

      (c) No claim or notice has ever been submitted by a Tax Authority in a jurisdiction where the Company has not filed a Tax Return that any of them is or may be subject to taxation by that jurisdiction.

      (d) There has been no change in ownership of the Company that has caused the utilization of any losses of the Company to be limited pursuant to Section 382 of the Code, and any loss carryovers reflected on the Company Financial Statements are properly computed and reflected.

      (e) The Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Law as a result of transactions, events or accounting methods employed prior to the Merger.

      (f)  The Company has not filed and will not file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax Law) apply to the Company.

      (g) The Company is not a party to any Tax sharing or Tax allocation agreement nor does the Company have any liability or potential liability to another party under any such agreement, and has not incurred any liability for any Tax of any Person under Treas. Reg. Section 1.1502.6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

      (h) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

      (i)  No power of attorney has been granted by the Company with respect to any matters relating to any Tax that is currently in effect.

      (j)  The Company has not settled any claim, audit or administrative or court proceeding with respect to any Tax.

      (k) The Company is an accrual basis taxpayer.

      (l)  The Company has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

      (m) The Company has not been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation.

      (n) The Company has in its possession receipts for any Taxes paid to foreign Tax authorities. The Company has not been a "personal holding company" within the meaning of Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

    Section 4.16  Insurance.  The Company is presently insured, and since inception has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company in the Company's good faith judgment provide adequate coverage against loss. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Section 4.16 of the Company Disclosure Schedule contains a complete and correct list of all insurance policies maintained by the Company, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. The Company has complied in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

    Section 4.17  Properties; Bank Accounts

      (a) The Company has good and marketable title, free and clear of all mortgages, liens, pledges, charges or other encumbrances to all its properties and assets, whether tangible or intangible, real, personal or mixed, other than any properties or assets that have been sold or otherwise disposed of in the ordinary course of business, except for liens for taxes not yet due and payable and such other liens and imperfections of title, if any, as do not materially detract from the value of, or interfere with the present use of the property affected thereby. All properties used in the Company's operations are reflected in the balance sheets included in the Company Financial Statements. All fixtures, equipment and other property and assets that are material to its business, held under leases or sub-leases by the Company are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). All of the Company's equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. The Company owns or has the valid and subsisting right to use all assets and properties necessary or advisable to operate its business in the manner presently conducted.

      (b) Section 4.17 of the Company Disclosure Schedule sets forth (i) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account, deposit or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (ii) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of all Persons having signatory power with respect thereto or otherwise authorized to draw on or give instructions with respect thereto or holding a power-of-attorney on behalf of the Company. All cash held in such accounts is not subject to any restrictions or limitations as to withdrawal.

    Section 4.18  Affiliates.  Section 4.18 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in the Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of the Company. The Company is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, Affiliate or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). To the knowledge of the Company, no current or former director, officer, employee, Affiliate or agent of the Company is presently or at the Effective Time shall be, or, in the last three (3) years has been, the direct or indirect owner of an interest in any corporation, firm, association, or business organization which is a present (or potential) competitor, supplier or customer of the Company. Except for normal salaries and bonuses and reimbursement of ordinary expenses, since September 5, 2001 the Company has not made any payment, loan or advance of any kind, or paid any dividend or distribution of any kind, to or for the benefit of any of its stockholders or any of their respective Affiliates, associates or family members.

    Section 4.19  Business Activity Restriction.  The Company is not a party or otherwise subject to any non-competition or other similar agreement, commitment, judgment, injunction, order or decree that has or could reasonably be expected to have the effect of prohibiting or limiting the conduct of business by the Company in any respect. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

    Section 4.20  Employee Matters.

      (a) The Company is in compliance in all material respects with all currently applicable Laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Tax or any penalty for failure to comply with any of the foregoing. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

      (b) There is no pending claim against the Company under any workers compensation plan or policy or for long term disability. There is no controversy pending or, to the knowledge of the Company, threatened between the Company and any of its respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

      (c) To the knowledge of the Company, no employee of the Company is in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company to the use of trade secrets or proprietary information of others. No employee of the Company has given notice to the Company, nor is the Company aware, that any such employee intends to terminate his or her employment with the Company.

      (d) The Company is not a party to, and has no obligations under or with respect to, any collective bargaining or other labor union contract applicable to Persons employed by the Company and no collective bargaining agreement is being negotiated by the Company or any Person or entity that may obligate the Company thereunder. There is no labor dispute, strike, union organizing activity or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company. Neither the Company nor any of its representatives or employees has committed any unfair labor practice in connection with the operation of the businesses of the Company, and there is no charge or complaint filed against the Company by or with the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened.

    Section 4.21  No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

    Section 4.22  Voting and Stockholder Representation Agreement and Release.  Hawk Holdings, GH Holdings Group, LLC ("GH Holdings") and Baxter have signed and delivered to Parent a Voting and Stockholder Representation Agreement and Release (including Irrevocable Proxy) in the form of Annex D hereto concurrently with the execution of this Agreement and Rutgers has signed and delivered Parent a Voting and Stockholder Representation Agreement and Release in the form of Annex D1 hereto concurrently with the execution of this Agreement and such persons collectively hold a majority of all shares of Company Common Stock issued and outstanding.

    Section 4.23  Certain Tax Matters.  Neither the Company nor any of its Affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent the Merger from constituting a "reorganization" under Section 368(a) of the Code. There is no agreement or plan to which the Company or any of its Affiliates is a party or other circumstances relating to the Company or any of its Affiliates that could reasonably be expected to prevent the Merger from so qualifying as a reorganization under Section 368(a) of the Code.

    Section 4.24  Representations Complete.  None of the representations or warranties made by the Company herein or in the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Each of Parent and Merger Sub hereby represents and warrants to the Company, that, subject to the exceptions specifically disclosed in writing in the disclosure schedule delivered by Parent to the Company prior to (or contemporaneously with) the signing of this Agreement (the "Parent Disclosure Schedule"), the statements set forth in this Article V are true and correct. The Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Parent Disclosure Schedule shall apply only to the correspondingly numbered section and lettered subsection of this Agreement.

    Section 5.1  Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    Section 5.2  Valid Issuance; Capitalization.  All of the shares of Parent Common Stock to be issued in connection with the Merger, including shares issuable upon exercise of the options and warrants assumed by Parent, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar contractual rights granted by Parent. As of September 4, 2001, the authorized capital stock of Parent consists of 150,000,000 shares of common stock, of which 37,272,203 shares were issued and outstanding, and 5,000,000 shares of preferred stock of which zero shares are issued and outstanding, other than shares of preferred stock reserved for future issuance pursuant to the rights issued pursuant to Parent's Rights Agreement dated April 26, 2001. As of September 4, 2001, options and warrants to purchase 10,702,528 shares of Parent Common Stock have been granted and are currently outstanding.

    Section 5.3  Authority Relative to this Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, and the execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the filing of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

    Section 5.4  No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and/or thereunder, as the case may be, and the consummation of the Merger will not, (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or Merger Sub pursuant to, or result in the loss of any benefit under, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which any of their respective assets or properties is bound.

      (b) Assuming the accuracy of the representations and warranties of the Company set forth in Article IV, except for the filing of the Certificate of Merger and any applicable federal or state securities filings (including the filing with the SEC of the registration statements contemplated by this Agreement), and except for such conflicts, violations, breaches or defaults which could not reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity.

    Section 5.5  SEC Filings; Financial Statements.

      (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it with the SEC since June 1, 1999 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Effective Time, the "Parent SEC Reports"). Each Parent Report (i) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time it was filed (or, if amended, supplemented or superseded, then as of the date of, and giving effect to, the last such amendment, supplement or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (b) Except as disclosed in the Parent SEC Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Subsidiaries of Parent as at the respective dates thereof and the consolidated results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as set forth or reserved against on the balance sheet of Parent included in the consolidated financial statements of Parent contained in the Parent SEC Reports or in the notes to such financial statements, Parent has no material liabilities or obligations other than liabilities and obligations incurred in the ordinary course of business and liabilities and obligations that are not required to be reflected therein by GAAP (whether accrued, absolute, contingent or otherwise).

    Section 5.6  Absence of Certain Changes or Events.  Except as heretofore publicly disclosed since June 30, 2001, Parent has conducted business in the ordinary course and there has not occurred (i) any material amendment or change to the Certificate of Incorporation or Bylaws of Parent, or (ii) any event that has had a Parent Material Adverse Effect or could reasonably be expected to have a Parent Material Adverse Effect.

    Section 5.7  Litigation.  Except as disclosed in the Parent SEC Reports, there is no private or governmental action, suit, proceeding, claim, arbitration, pending before any agency, court or tribunal, foreign or domestic (i) that involves Parent or any of its assets owned or used by Parent and that would reasonably be expected to have a Parent Material Adverse Effect; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.

    Section 5.8  Merger Sub.  Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

ARTICLE VI

COVENANTS

    Section 6.1  Conduct of Business by the Company Pending the Closing.  The Company agrees that, from and after the date of this Agreement and, if the Effective Time occurs on a date after the date hereof, until the Effective Time, unless Parent shall otherwise agree in writing, (x) the Company shall conduct its business only, and the Company shall not take any action except, in the ordinary course of business consistent with past practice and (y) the Company shall use all commercially reasonable efforts to keep available the services of the current officers, significant employees and consultants and to preserve the current relationships of the Company with its corporate partners, customers and suppliers and other Persons with which the Company has significant business relations, to the end that the Company's goodwill and ongoing businesses shall be unimpaired at the Effective Time. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and, if the Effective Time occurs on a date after the date hereof, the Effective Time, directly or indirectly, take, agree to take or allow, cause or permit any of the following actions without the prior written consent of Parent:

      (a) amend or otherwise change the Certificate of Incorporation or Bylaws of the Company, except to increase the number of shares of authorized capital stock;

      (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of (i) any shares of capital stock of the Company of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company other than in connection with financings of the Company in an aggregate amount of one hundred fifty thousand dollars ($150,000) by bona fide venture capital firms or Persons who are stockholders of the Company as of the date hereof or (ii) any material property or assets of the Company;

      (c) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of the Company; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract or License Agreement; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 2001 and disclosed in writing to Parent and that are not, in the aggregate, in excess of ten thousand dollars ($10,000); or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(c);

      (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

      (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or any securities or propose to do any of the foregoing;

      (f)  increase the compensation payable or to become payable to any of its directors, officers, consultants or employees, grant any options to, grant any right to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company, except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between the Company and any of its respective directors, officers, consultants or employees;

      (g) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the balance sheet of the Company dated as of September 5, 2001 previously presented to Parent and only to the extent of such reserves;

      (h) make any change with respect to the Company's accounting policies, principles, methods or procedures, including revenue recognition policies, other than as required by GAAP;

      (i)  make any material Tax election or settle or compromise any material Tax liability;

      (j)  permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated, except in the ordinary and usual course of business;

      (k) maintain the books and records of the Company in a manner not consistent with past business practices;

      (l)  take any action which would materially adversely affect the goodwill of its suppliers, customers and others with whom it has business relations;

      (m) fail to pay and perform any of its debts, obligations and liabilities as and when due and any of its leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof, except to the extent resulting from the Company's current cash position;

      (n) fail to comply in any material respect with any Law that may be applicable to it, its business, any of its assets and properties; or

      (o) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

    Section 6.2  Notice of Certain Events.  Each of Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Company, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change, event or occurrence that could reasonably be expected to render any of Parent's or the Company's representations and warranties untrue or incorrect in any material respect, or to delay or impede the ability of either Parent or the Company to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

    Section 6.3  Access to Information; Confidentiality

      (a) The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

      (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

      (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      (d) The parties acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated August, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

    Section 6.4  No Solicitation of Transactions.

      (a) Except as provided in Section 6.4(b), from and after the date of this Agreement, and, if the Effective Time occurs on a date after the date hereof, until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause the Company's officers, directors, employees, accountants, consultants, Affiliates, legal counsel, agents and other representatives (collectively, "Representatives") not to, directly or indirectly solicit, initiate, facilitate or encourage (including by way of furnishing nonpublic information) any inquiry or the making of any proposal or offer (including any proposal or offer to the Company's stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into, maintain or continue discussions or negotiations with any Person in furtherance of any such inquiry or in pursuit of a Competing Transaction, or endorse or enter into any agreement including any preliminary or definitive agreement or letter of intent with respect to any Competing Transaction, authorize or permit any of the Company's Representatives to take any such action or resolve to take or approve any of the foregoing actions. Any violation of any of the restrictions set forth in this Section 6.4(a) by any Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.4(a) by the Company. The Company shall notify Parent immediately if any proposal, offer or inquiry regarding a Competing Transaction is received by, or any request for non-public information concerning the Company is made to, the Company or any of its Representatives, such notice to include the identity of the Person making such proposal, offer, inquiry or request, and the terms of such proposal, offer, inquiry or request, and shall keep Parent apprised, on a current basis, of the status of such proposal, offer, inquiry or request. Except as provided in Section 6.4(b), the Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Competing Transaction. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

      (b) Notwithstanding the provisions of Section 6.4(a), the Company may engage, or continue to engage, in discussions with bona fide venture capital firms and Persons who are stockholders of the Company as of the date hereof regarding financings of the Company in an aggregate amount of up to one million five hundred thousand dollars ($1,500,000); provided, however, the Company shall not enter into any binding agreement including any preliminary or definitive agreement or letter of intent or consummate any transaction for any such financing in an amount in excess of one hundred fifty thousand dollars ($150,000).

    Section 6.5  Further Action; Consents; Filings.

      (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from all applicable Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under any applicable Laws. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings and with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings (if any) under or relating to any applicable federal or state antitrust or fair trade law.

      (b) Each of the Company and Parent will give any notices to third parties, and use reasonable efforts to obtain any consents from third parties necessary, proper or advisable (as determined in good faith by Parent with respect to such notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

    Section 6.6  Public Announcements.  Until the earlier of termination of this Agreement or the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the Merger and shall not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by Law or the rules of the Nasdaq National Market, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

    Section 6.7  Funding Obligation.

    If the Effective Time does not occur on or before September 10, 2001, Parent shall forthwith deliver to the Company by wire transfer of immediately available funds an amount equal to twenty eight thousand dollars ($28,000), which may be used by the Company prior to the Effective Time in order to pay rent, payroll and other operating expenses in the ordinary course of business consistent with past practice. Upon any termination of this Agreement, such amount shall promptly be repaid by the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

    Section 7.1  Director and Officer Indemnification.  In addition to any rights that the directors or officers of the Company may have under separate indemnification agreements with the Company, for a period of not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision and any exculpation provision of the Certificate of Incorporation and Bylaws of the Company in effect on September 10, 2001.

    Section 7.2  Form S-8.  Parent shall file with the SEC, on or before the ninetieth (90th) day after the Effective Time, a registration statement on Form S-8 registering the shares of Parent Common Stock issuable upon exercise of any Company Options assumed by Parent pursuant to Section 3.1(f) which are granted to employees, officers, and directors of, and bona fide consultants to, the Company, if they are individuals for whom a Form S-8 registration statement is available. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for such period as any such Company Options remain outstanding.

    Section 7.3  Blue Sky Laws.  Parent shall take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in connection with the Merger.

    Section 7.4  Employee Benefit Matters.  Parent shall, or shall cause the Surviving Corporation to, recognize all service of employees of the Company, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, in any employee benefit plans of Parent or any Parent Subsidiary in which such Company employees may be eligible to participate after the Effective Time. Parent shall recognize and assume the accrued vacation time of each employee of the Company. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

    Section 7.5  Legend.  Each Parent Certificate issued pursuant to this Agreement shall bear legends in substantially the form set forth below:

      (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF THE COMPANY'S COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

      (b) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO "LOCK-UP' RESTRICTIONS PURSUANT TO AN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION DATED AS OF SEPTEMBER 10, 2001, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE COMPANY."

    Parent shall cause the legend regarding lock-up restrictions in clause (b) above to be removed upon request by the Company in accordance with the lock-up expiration schedule described in Section 3.7.

    Section 7.6  Information Statement.  If necessary to consummate the Merger, the Company shall prepare, with the cooperation of Parent, an information statement to be mailed to stockholders of the Company in connection with the transactions contemplated hereby (the "Information Statement"), and the Company shall mail the Information Statement to all stockholders entitled to receive such notice under the DGCL. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock to be received by the Company's stockholders in the Merger. The Information Statement shall not, at the time it is mailed to stockholders of the Company and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment or supplement to the Information Statement, the Company shall promptly inform Parent of such occurrence and cooperate in mailing to the Company's stockholders such amendment or supplement. The Information Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of this Agreement and the Merger and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair to, and that the Merger is in the best interests of, the Company's stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

    Section 7.7  Tax-Free Transaction.  Each party hereto shall use reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code.

    Section 7.8  Reasonable Efforts and Further Assurances.  Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any payment or commercial concession to any third party as a condition to obtaining any required consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO THE MERGER

    Section 8.1  Conditions to the Obligations of Each Party to Consummate the Merger.  The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto:

      (a)  No Injunction, Restraints or Illegality.  No Governmental Order shall have been issued or entered which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation; and

      (b)  Governmental Approval.  All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect.

    Section 8.2  Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver of each of the following further conditions:

      (a)  Representations, Warranties and Covenants.  Each of the representations and warranties of Parent contained in this Agreement, the annexes and schedules to this Agreement shall be true, complete and correct in all material respects (other than representations and warranties subject to "materiality", "material adverse effect" or other similar qualifiers, which shall be true, complete and correct in all respects) both as of the date of this Agreement and at and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date, which shall be true, complete and correct as of such certain date), and, if the Effective Time shall occur on a date other than the date hereof, the Company shall have received a certificate of an officer of Parent to such effect. Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and, if the Effective Time shall occur on a date other than the date hereof, the Company shall have received a certificate of an officer of Parent to such effect.

      (b)  Receipt of Documents.  As of the Effective Time, the Company shall have received from Parent and Merger Sub the following documents: (i) a certificate of existence and good standing from the state of incorporation as to the corporate status of each of Parent and Merger Sub; and (ii) a certificate from each of Parent's and Merger Sub's Secretary as to the incumbency of their respective officers who will execute documents at the Closing or who have executed this Agreement.

    Section 8.3  Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

      (a)  Representations, Warranties and Covenants.  Each of the representations and warranties of the Company contained in this Agreement shall be true, complete and correct in all material respects (other than representations and warranties subject to "materiality", "material adverse effect" or other similar qualifiers, which shall be true, complete and correct in all respects) both as of the date of this Agreement and at and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date, which shall be true, complete and correct as of such certain date), and, if the Effective Time shall occur on a date other than the date hereof, Parent shall have received a certificate of the president and chief technology officer of the Company to such effect. The Company shall have performed or complied in all material respects with all covenants and agreements required by this Agreement, the annexes and schedules to this Agreement to be performed or complied with by it, on or prior to the Effective Time and, if the Effective Time shall occur on a date other than the date hereof, Parent shall have received a certificate of the president and chief technology officer of the Company to such effect.

      (b)  Stockholder Approval.  Holders of the requisite number of shares of Company capital stock shall have adopted and approved this Agreement and shall have approved the transactions contemplated hereby, and the aggregate number of shares of Company capital stock held by stockholders who shall have exercised (or who shall have a continued right to exercise) dissenters rights in accordance with the DGCL shall be less than three percent (3%) of the outstanding shares of Company capital stock immediately prior to the Effective Time.

      (c)  Employee Matters.  Each of the employees of the Company listed on Schedule I hereto shall remain employees of the Company as of the Effective Time and have executed and delivered an Confidential Information and Invention Assignment Agreement substantially in the form attached hereto as Annex E, and such Confidential Information and Invention Assignment Agreement shall be in full force and effect. The Company shall have provided Parent with written documentation satisfactory to Parent that the persons listed on Schedule I hereto shall continue to be employed by the Company as of Effective Time and none of those persons shall have given any notice or other indication that they are unwilling to be employed by Parent following the Merger. The Persons listed on Schedule II shall have executed a Non-Competition Agreement substantially in the form attached hereto as Annex F, or Annex F1, as applicable, and such agreements shall be in full force and effect.

      (d)  Voting and Stockholder Representation Agreement and Release.  Parent shall have received from each of Hawk Holdings, GH Holdings, Baxter an executed Voting and Stockholder Representation Agreement and Release in substantially the form attached hereto as Annex D and from Rutgers an executed Voting and Stockholder Representation Agreement and Release in substantially the form attached hereto as Annex D1.

      (e)  Conversion of Preferred Stock.  All outstanding shares of Company preferred stock shall have been converted into shares of Company Common Stock.

      (f)  Stockholders Agreement.  The Teoma Technologies, Inc. Stockholders Agreement dated as of February 18, 2000, by and among GH Holdings Group, LLC, Rutgers, Teoma Technologies, Inc., and Hawk Holdings, as amended, shall have been terminated.

      (g)  Bridge Loan.  The Teoma Technologies, Inc. Convertible Secured Promissory Note dated May 21, 2001 shall have been converted to Company Common Stock pursuant to its terms.

      (h)  Domain Names.  The Company shall have furnished to Parent evidence reasonably satisfactory to Parent that the domain names listed on the Company Disclosure Schedules shall have been irrevocably assigned to the Company.

      (i)  Receipt of Documents.  As of the Effective Time, Parent shall have received from the Company the following documents: (i) a certificate of existence and good standing from the Secretary of State of the state of incorporation of the Company as to the corporate status of the Company, dated as of a date not more than five (5) Business Days prior to the Closing Date; (ii) a true and complete copy of the Certificate of Incorporation of the Company as in effect as of a date not more than five (5) Business Days prior to the Closing Date, certified by the Secretary of State of the state of incorporation of the Company; (iii) a true and complete copy of the Bylaws of the Company certified by the Secretary of the Company; (iv) a true and complete copy of the resolutions, certified by the Secretary of the Company, adopted on behalf of the Company authorizing the execution, delivery and performance of this Agreement and all transactions contemplated hereby; (v) a certificate from the Secretary of the Company that the Company's Certificate of Incorporation has not been amended since the date of the certificate described in subsection (ii) above (except to increase the number of authorized shares) and that nothing has occurred since the date of issuance of the good standing certificate specified in subsection (i) above that would adversely affect its corporate good standing; (vi) a certificate from the Company's Secretary as to the incumbency of the Company's officers who will execute documents at the Closing or who have executed this Agreement; and (vii) any other documents and instruments as Parent may reasonably require or desire in order to effectuate the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

      Section 9.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

      (a) by mutual written consent in writing, duly authorized by the boards of directors of each of Parent and the Company;

      (b) by either Parent or the Company, if the Closing shall not have occurred on or before September 14, 2001; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

      (c) by either Parent or the Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

      (d) by Parent, if any representation or warranty of the Company shall be untrue, incomplete or incorrect, or any covenant or agreement of the Company set forth in this Agreement shall be breached, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied; provided, however, that if such breach or such failure to be true, complete or correct is curable by the Company through the exercise of its reasonable efforts within ten (10) Business Days and the Company continues to exercise such reasonable efforts during such period, Parent may not terminate this Agreement under this Section 9.1(d); or

      (e) by the Company, if any representation or warranty of Parent shall be untrue, incomplete or incorrect, or any covenant or agreement of Parent set forth in this Agreement shall be breached, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied; provided, however, that if such breach or such failure to be true, complete or correct is curable by Parent through the exercise of its reasonable efforts within ten (10) Business Days and Parent continues to exercise such reasonable efforts during such period, the Company may not terminate this Agreement under this Section 9.1(e).

      (f)  The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    Section 9.2  Effect of Termination.  Except as provided in Section 9.3, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that nothing herein shall relieve any party hereto from liability for the breach of any provisions of this Agreement prior to its termination; and provided, further, that the provisions of Section 6.3(d) (Confidentiality), this Section 9.2, Section 9.3 (Expenses) and Article XI shall remain in full force and effect and survive any termination of this Agreement.

    Section 9.3  Expenses.  All Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.

ARTICLE X

ESCROW

    Section 10.1  Escrow Fund.  As soon as reasonably practicable after the Effective Time, or as provided for in Section 3.1(f), as soon as reasonably practicable after exercise of an assumed Company Option, without any act of any stockholder of the Company or any holder of assumed Company Options, the Escrow Shares and Escrow Options shall be registered in the name of, and deposited with Chase (or its successor in interest or other institution selected by Parent with the reasonable consent of the Company or, after the Effective Time, the Stockholders' Agent), as escrow agent (the "Escrow Agent"), and the Escrow Cash shall be deposited with the Escrow Agent. Such deposits (together with a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effectuated by Parent following the Effective Time and any interest and other income on the Escrow Cash) to constitute the "Escrow Fund" and to be governed by the terms set forth herein. The Escrow Fund shall be available to compensate Parent for Damages pursuant to the terms hereof. During the term of the Escrow Period, the Escrow Fund shall be invested and reinvested by the Escrow Agent in a time deposit or demand deposit or cash escrow account with the Escrow Agent. Such investment shall earn interest at a rate tied to the average LIBOR, less 1.0% (i.e. 100 basis points). Such interest will be computed daily and credited to the account monthly.

    Section 10.2  Recourse for Damages.

      (a) Subject to the limitations set forth in this Article X, the Escrow Fund shall be available to compensate Parent for, any and all losses (including lost revenues and profits and diminution in value), damages, fines, fees, Taxes, penalties, deficiencies, interest, judgments, settlements, claims, liabilities, costs and expenses, including Legal Expenses (collectively, "Damages") arising out of, based upon or resulting from any inaccuracy in or omission from any representation or warranty, or any breach of or default in connection with any covenant or agreement, given or made (i) by the Company in this Agreement, the Company Disclosure Schedule, any agreement forms of which are annexed as Annexes to this Agreement, or any certificate delivered pursuant to this Agreement, or (ii) by any of the stockholders of the Company in any Voting and Stockholder Representation Agreement and Release delivered in connection with this Agreement. The Escrow Fund shall be security for this obligation, subject to the limitations in this Agreement. If the Merger is consummated, recovery from the Escrow Fund shall be the exclusive remedy under this Agreement for any such inaccuracy or omission and any such breach or default, except in the event of any fraud, intentional misrepresentation or willful breach, for which there shall be no limitation on the remedies of Parent. Notwithstanding the foregoing, Parent may not make claims against the Escrow Fund unless the aggregate Damages incurred or sustained exceed one hundred thousand dollars ($100,000) (at which such time claims may be made for all Damages incurred or sustained).

      (b) Parent and the Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Total Cash Consideration by the amount of the Escrow Cash paid to Parent, a reduction in the Total Stock Consideration by the number of Escrow Shares and Escrow Options paid to Parent, and a proportionate reduction in the Common Exchange Ratio and Option Exchange Ratio. Nothing in this Agreement shall limit the liability of any stockholder of the Company in connection with any breach by such stockholder of the Voting and Stockholder Representation Agreement and Release (including the Irrevocable Proxy annexed thereto). Nothing in this Agreement shall limit the liability of the Company for any breach of any representation, warranty, covenant or agreement if the Merger does not close.

    Section 10.3  Escrow Period.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the first anniversary of the Closing Date; provided, however that the Escrow Fund shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of Parent, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner as provided in Section 10.7, to satisfy any unsatisfied claims under this Article X concerning facts and circumstances existing prior to the first anniversary of the Closing Date which claims are specified in any Officer's Certificate (as defined below) delivered to the Escrow Agent prior to termination of such Escrow Period (including Officer's Certificates with respect to third-party claims that have not yet been paid) (the period of time from the Closing Date through and including the termination of the Escrow Fund being referred to herein as the "Escrow Period"). As soon as all such claims, if any, have been resolved, the Escrow Fund shall terminate and the Escrow Agent shall deliver or release to the stockholders of the Company and holders of assumed Company Options their respective remaining portions (if any) of the Escrow Fund not required to satisfy such claims.

    Section 10.4  Protection of Escrow Fund.

      (a) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

      (b) Any shares of Parent Common Stock issued or distributed by Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Parent Common Stock on the record date set for any such dividend.

    Section 10.5  Claims Upon Escrow Fund.

      (a) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate") (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages, directly or indirectly, as a result of any inaccuracy in, or omission from any representation or warranty or any breach of or default in connection with any covenant or agreement (or any claim by any third party alleging, constituting or involving an inaccuracy, omission, breach or default), given or made (i) by the Company in this Agreement, the Company Disclosure Schedule, any agreement forms of which are annexed as Annexes to this Agreement, or any certificate delivered pursuant to this Agreement, or (ii) by the stockholders of the Company in connection with this Agreement, the Voting and Stockholder Representation Agreement and Release (B) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related and (C) specifying the amount of Escrow Cash and the number of Escrow Shares and Escrow Options claimed, the Escrow Agent shall, subject to the provisions of Section 10.6 deliver to Parent, as promptly as practicable, Escrow Consideration having a value equal to such Damages. The Escrow Consideration to be delivered on behalf of each stockholder of the Company and holder of assumed Company Options shall be in proportion to the amount of the Escrow Consideration contributed on behalf of such stockholder or holder of assumed Company Options (except that Escrow Shares contributed on behalf of the stockholders of the Company shall be delivered before Escrow Cash). Where the basis for a claim upon the Escrow Fund by Parent is that Parent reasonably anticipates that it will pay or accrue Damages, no payment will be made from the Escrow Fund for such Damages unless and until such Damages are actually paid or accrued.

      (b) For the purposes of Section 10.5(a), the Escrow Shares and Escrow Options claimed or delivered shall be valued at the Parent Average Closing Price.

      (c) (i) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement) whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule III hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable. (ii) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (I) the beneficiary, (ii) the beneficiary's bank, or (iii) an order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

      (d) All stockholders of the Company and holders of assumed Company Options shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

    Section 10.6  Objections to Claims.

    At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver any Escrow Consideration pursuant to Section 10.5 unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall deliver the Escrow Consideration in accordance with Section 10.5, as applicable, provided that no such delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

    Section 10.7  Resolution of Conflicts; Arbitration.

      (a) In case the Stockholders' Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Stockholders' Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Consideration from the Escrow Fund in accordance with the terms thereof.

      (b) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholders' Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending litigation with a third party in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three arbitrators, one selected by Parent and one selected by the Stockholders' Agent, and the two arbitrators selected by Parent and the Stockholders' Agent shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.6, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

      (c) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the State of Delaware under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 10.7, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the non-prevailing party in the event that the arbitrators award Parent less than the sum of one-half of the disputed amount of any Damages, plus any amounts not in dispute; otherwise, the stockholders of the Company as represented by the Stockholders' Agent shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

    Section 10.8  Stockholders' Agent.

      (a) Hawk Holdings shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the stockholders of the Company and the holders of assumed Company Options to give and receive notices and communications, to authorize delivery of the Escrow Consideration in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services from the Escrow Fund or Parent. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the stockholders of the Company and the holders of assumed Company Options. It is understood that the Stockholders' Agent shall not have any voting rights with respect to the Parent Common Stock, other than with respect to such shares owned by him or her.

      (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The stockholders of the Company and the holders of assumed Company Options shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

      (c) The Stockholders' Agent shall have reasonable access to information about the Surviving Corporation and Parent and the reasonable assistance of the Surviving Corporation's and Parent's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or Parent to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

      (d) A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all stockholders and holders of assumed Company Options for whom shares of Parent Common Stock or assumed Company Options otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such stockholder and holder of assumed Company Options, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such stockholder and holder of assumed Company Options. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

    Section 10.9  Third-Party Claims.  In the event Parent becomes aware of a third-party claim (a "Third Party Claim") which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholders' Agent of such claim; provided, however, that no delay in notifying the Stockholders' Agent shall affect the rights of Parent hereunder unless (and then solely to the extent that) the interests of the stockholders of the Company or the holders of assumed Company Options in the Escrow Fund are damaged or prejudiced thereby. By written notice to Parent within twenty (20) days after delivery of notice of such a claim, the Stockholders' Agent, as representative for the stockholders of the Company and the holders of assumed Company Options, shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Parent settles any Third Party Claim without the Stockholders' Agent's consent (which consent shall not be unreasonably withheld or delayed), Parent may not make a claim against the Escrow Fund with respect to the amount of Damages incurred by Parent in such settlement. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under any provision of this Article X to the amount of any claim by Parent against the Escrow Fund with respect to the amount of Damages incurred by Parent in such settlement.

    Section 10.10  Escrow Agent's Duties.

      (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholders' Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. In no event shall Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

      (b) The Escrow Agent is hereby expressly authorized to comply with and obey Governmental Orders, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Escrow Agent obeys or complies with any such Governmental Order, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Governmental Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

      (c) The Escrow Agent shall not be liable in any respect on account of (A) the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder; or (B) the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

      (d) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for Damages, or Expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

      (e) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents, cash, shares of Parent Common Stock, and certificates representing options to purchase shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for any damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents, cash, shares of Parent Common Stock and certificates representing options to purchase shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

      (f)  Parent and its successors and assigns agrees to indemnify and hold the Escrow Agent harmless against any and all Damages incurred by the Escrow Agent in connection with the performance of the Escrow Agent's duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter.

      (g) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their reasonable best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as Escrow Agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

      (h) All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys' fees, and expenses occasioned by such default, delay, controversy or litigation. Parent agrees to pay these sums upon demand.

      (i)  Any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business, provided such company shall be eligible to serve as Escrow Agent hereunder, shall be the successor hereunder to the Escrow Agent without the execution or filing of any paper or any further act.

ARTICLE XI

GENERAL PROVISIONS

    Section 11.1  Survival.  The representations and warranties of the Company set forth in this Agreement, including the representations and warranties set forth in Article IV (as modified by the Company Disclosure Schedule), shall survive the Merger and continue until the expiration of the Escrow Period, except for the representations and warranties of the Company set forth in Section 4.3(a) which shall survive the Merger and remain in effect indefinitely. All other provisions of this Agreement shall terminate at the Effective Time, except that the provisions of Article I (Definitions), Article II (The Merger), Article III (Conversion of Securities; Exchange of Certificates), Section 6.3 (Access to Information; Confidentiality), Section 6.5 (Further Action; Consents; Filings), Section 7.1 (Director and Officer Indemnification), Section 7.5 (Legends), Section 9.3 (Expenses), Article X (Indemnification and Escrow) and Article XI (General Provisions) shall survive the Effective Time and the Closing and except further that all other covenants and agreements set forth in this Agreement shall survive until the expiration of the Escrow Period to the extent that Damages are sought pursuant to this Agreement for a breach thereof or deferred in connection therewith.

    Section 11.2  Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 11.3  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver or exercise on the party of any party of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity. The failure of any party of this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    Section 11.4  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4):

(a)	if to the Company:
Teoma Technologies, Inc. 1551 South Washington Avenue, 4th Floor Piscataway, NJ 08854 Attention: David L. Goret Facsimile: (732) 907-3090
with a copy to:
Hawk Holdings, LLC 300 Tice Boulevard Woodcliff Lake, NJ 07675 Attention: David L. Goret Facsimile: (201) 802-9144
and with a copy to:
Jenkens & Gilchrist Parker Chapin LLP 405 Lexington Avenue New York, NY 10174 Attention: Michael Weinsier Facsimile: (212) 704-6288
(b)	if to Parent or Merger Sub:
Ask Jeeves, Inc. Legal Department 5858 Horton Avenue, Suite 350 Emeryville, California 94608 Attention: Cynthia Pevehouse Facsimile: (510) 985-7507
with a copy to:
Brobeck, Phleger & Harrison LLP Two Embarcadero Place 2200 Geng Road Palo Alto, CA 94303 Attention: Rod J. Howard, Esq. Facsimile: (650) 496-2777
(c)	if to Stockholders' Agent:
Hawk Holdings, LLC 300 Tice Boulevard Woodcliff Lake, NJ 07675 Attention: David L. Goret Facsimile: (201) 802-9144
(d)	if to Escrow Agent:
Chase Manhattan Bank and Trust Company, N.A. 101 California St., Suite 3800 San Francisco, CA 94111 Attention: Mitch Gardner Facsimile: (415) 954-2371

    Section 11.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

    Section 11.6  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Article X and Section 7.1, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

    Section 11.7  Governing Law.  This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within that state, and no effect shall be given to any conflict of laws principles thereof directing the application of any law other than that of Delaware. The state courts of the State of Delaware shall have exclusive jurisdiction over all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the exclusive jurisdiction of such courts with respect to all such disputes. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party's property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

    Section 11.8  Waiver of Jury Trial.  Each party hereto hereby irrevocably waives any right to trial by jury in any claim or proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

    Section 11.9  Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    Section 11.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 11.11  Entire Agreement.  This Agreement (including the Annexes, Schedules the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement and the agreements forms of which are attached hereto as Annexes constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASK JEEVES, INC.
		By:	/s/ A. GEORGE (SKIP) BATTLE Name: A. George (Skip) Battle Title: Chief Executive Officer
ANSWER ACQUISITION CORP. NO. 2
		By:	/s/ A. GEORGE (SKIP) BATTLE Name: A. George (Skip) Battle Title: Chief Executive Officer
TEOMA TECHNOLOGIES, INC.
		By:	/s/ PAUL GARDI Name: Paul Gardi Title: President
and, solely with respect to Article X:
Hawk Holdings, LLC, as Stockholders' Agent:
By:	/s/ SCOTT BAXTER
Print Name: Scott Baxter Title: Manager Date: September 10, 2001
Chase Manhattan Bank and Trust, N.A., as Escrow Agent:
By:	/s/ MITCH GARDNER
Print Name: Mitch Gardner Title: Assistant Vice President Date: September 10, 2001

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  EXHIBIT 2.1
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
Recitals
ARTICLE I DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
ARTICLE VI COVENANTS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS TO THE MERGER
ARTICLE IX TERMINATION
ARTICLE X ESCROW
ARTICLE XI GENERAL PROVISIONS